Exhibit 99.1

BioDelivery Sciences Int., Inc.	L. G. ZANGANI, LLC
NASDAQ: BDSI	Nine Main Street, Flemington, NJ 08822
(908) 788-9660 Fax: (908) 788-4024
E-mail: office@zangani.com
Web site: http://www.zangani.com

For Release:	IMMEDIATELY

Contact:	Francis E. O’Donnell, Jr., M.D	Jeanine Quinn
	President and CEO	L.G. Zangani, LLC
	973-972-0015	908-788-9660

NEWS RELEASE

BioDelivery Sciences International, Inc. Announces Licensing of Its

Topical BioNasal (TM) Amphotericin B for Chronic Sinusitis

NEWARK, N.J., April 13, 2004 — BioDelivery Sciences International, Inc. (Nasdaq: BDSI; BDSIW) today announced it has licensed a topical formulation of its lead product, encochleated amphotericin B to Accentia, Inc. Accentia, Inc., a Hopkins Capital Group company, is a privately-held, vertically-integrated specialty biopharmaceutical company that provides comprehensive biopharmaceutical services, including product commercialization, clinical manufacturing, contract sales and product distribution. Accentia is commercializing technology licensed from Mayo Foundation for Medical Education and Research for the treatment of chronic sinusitis (rhinosinusitis) in the US and European Union (EU). Chronic rhinosinusitis (CRS) is the largest market opportunities lacking an approved pharmaceutical in the US. CRS affects an estimated 37 million patients in the US and a comparable number in the EU. For purposes of market-size comparison, the hypercholesterolemic market in the US accounts for the top-selling pharmaceuticals in the industry and the market is estimated to be approximately 36 million patients. The technology consists of using low-dose topical antifungals to control the debilitating symptoms of chronic rhinosinusitis. According to the terms of the license, Accentia will pay BDSI a running royalty of 12-14% on net sales in the US. Accentia estimates that annual prescription cost will be approximately $1000/patient. Accentia is responsible for all expenses related to the development of an encochleated BioNasal (TM) amphotericin B for the indication of CRS in the US and EU including the filing of an IND and clinical trials. BDSI retains world-wide rights to the oral and intravenous formulations of encochleated amphotericin B and non-US and non-EU rights to a topical formulation of BioNasal (TM) encochleated amphotericin B.

“We are delighted to be able to commercialize the unique, patented BDSI nanocochleate delivery technology using amphotericin B for the indication of chronic rhinosinusitis. We believe that amphotericin B is the most promising topical antifungal for this indication because it is an extremely powerful fungicidal and its use in CRS is very unlikely to lead to acquired resistance. Because amphotericin B in solution has a limited shelf life of just a few weeks, and because it normally requires refrigeration, we believe that the encochleated formulation is the only practical way to develop a commercially viable topical amphotericin B with extended stability at room temperature”, said Martin Baum, President of New Business Development for Accentia. “CRS is a very important chronic disease based on a frustrating inability to identify its causation. Investigators at the Mayo Clinic have published clinical studies reporting a new disease paradigm wherein ubiquitous saprophytic mold elicits an immune-mediated response in affected patients, but not in unaffected patients. By using low-dose topical amphotericin B, it was possible to target the origin of this disease in these clinical studies, which provides many patients with symptomatic improvement.”

Accentia is in the business of commercializing targeted therapeutics in patent-protected drug delivery technologies in the respiratory, oncology and critical care areas. A rapidly growing market, targeted therapeutics focus their action to specific cellular targets, reducing undesirable collateral damage while boosting efficacy. Accentia, through its majority-owned subsidiary Biovest International, Inc. (see www.biovest.com) is working to accelerate the development of an autologous vaccine for non-Hodgkins lymphoma produced from a hybridoma using the Biovest proprietary bioreactor. Accentia and its subsidiaries collectively provide vertically integrated capabilities that include pre-market research and outcomes analyses; marketing and selling branded pharmaceuticals by licensing or acquiring under-promoted products and late stage development compounds; and a proprietary bioreactor technology to perform contract production of custom-designed biologics, including vaccines. For more information about Accentia, go to www.Accentia.net.

BioDelivery Sciences International, Inc. is a biotechnology company that is developing and seeking to commercialize a patented delivery technology designed for a potentially broad base of pharmaceuticals, vaccines, over-the- counter drugs, nutraceuticals and micronutrients in processed foods and beverages. The Hopkins Capital Group owns approximately 40% of the issued common stock of BDSI. Additional details relating to BDSI’s financial and operational results for 2003 may be found in its Annual Report on Form 10-K for 2003, filed with the Securities and Exchange Commission on March 30, 2004. Such Report is available free of charge via EDGAR at the SEC’s website, www.sec.gov. and at BDSI’s website, www.bdsinternational.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause the Company’s results to differ. Factors that may cause such differences include, but are not limited to, the Company’s ability to accurately forecast the demand for each of its licensed technology and products associated therewith, the gross margins achieved from the sale of those products and the expenses and other cash needs for the upcoming periods, the Company’s ability to obtain raw materials from its contract manufacturers on a timely basis if at all, the Company’s need for additional funding, uncertainties regarding the Company’s intellectual property and other research, development, marketing and regulatory risks and certain other factors that may affect future operating results and are detailed in the company’s filings with the Securities and Exchange Commission.

L.G. Zangani, LLC provides financial public relations service to the Company. As such L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and or other services in the form of monies, capital stock in the Company, warrants or options to purchase capital in the Company.